AMENDMENT NO. 1 TO RIGHTS AGREEMENT


        THIS AMENDMENT NO. 1 (this "Amendment"), dated as of April 30, 1998, to the Preferred Shares Rights Agreement, dated as of December 12, 1996 (the "Rights Agreement"), between Pinnacle Systems, Inc., a California corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

          A. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

          B. The Board of Directors of the Company has determined that the amendments to the Rights Agreement set forth below are in the best interests of the shareholders of the Company.

          In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

         1. Section l(c) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                  (c) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement; provided, however that the acquisition by or beneficial ownership of any Person of less than 20% of the "Voting Securities" (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of any "Investment Adviser" (as defined under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act")), registered under the Investment Advisers Act, shall not, solely by virtue of ownership of such Voting Securities, cause such Person to be deemed to be an "Affiliate" or "Associate" of such Investment Adviser nor shall such Investment Adviser be deemed to be an "Affiliate" or "Associate" of such Person.

         2. This Amendment shall be governed by and construed in accordance with the laws of the State of California and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

         3. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.



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         4. In all respects not  inconsistent  with the terms and  provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         5. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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         IN WITNESS  WHEREOF the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.


"COMPANY"                                   PINNACLE SYSTEMS, INC.


                                            By: /s/ MARK L. SANDERS
                                                --------------------------------
                                                Mark L. Sanders, President and
                                                Chief Executive Officer


"RIGHTS AGENT"                              CHASEMELLON SHAREHOLDER
                                            SERVICES, L.L.C.


                                            By: /s/JOSEPH W. THATCHER
                                                --------------------------------
                                            Name: Joseph W. Thatcher
                                                  ------------------------------
                                            Title: Assistant Vice President
                                                   -----------------------------

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